Exhibit 10.30

MedicalCV, Inc.

August 19, 2003

Lawrence L. Horsch

1404 Hilltop Ridge

Houlton, WI  54082

RE:                              Letter of Agreement

Dear Mr. Horsch:

This letter outlines the terms approved by the MedicalCV, Inc. Board of Directors under which you will become Chairman of the Board.

Since January 2003, you have acted as a consultant to the Company.  Per the terms of this letter and your signed acceptance, that relationship will terminate and MedicalCV will bring current all outstanding obligations under that previous agreement.

The Chairmanship of MedicalCV will be based upon the following terms and will be effective on August 19, 2003:

•                  Annual compensation of $60,000 based on thirty-two (32) hours per month assisting the Company’s management in addressing strategic issues;

•                  Horsch will purchase from the Company under a private placement $60,000 of common stock at a price of $0.70 per share.  The price is based on the previous closing price of the stock when Mr. Horsch and the Company agreed to terms (June 19, 2003);

•                  Ten-year (10) option on 100,000 shares of common stock at $0.70 per share with vesting based upon the following terms.  Each term represents one-third of the vesting process:

•                  The Company closes on $6.0 million of equity / debt before January 31, 2004 as approved by the Board;

•                  New technology, such as A-Fib or equivalent, is moving toward development to the Board’s satisfaction, measured on the twelve-month anniversary of you becoming Chairman;

•                  The Company stock, if it continues to be publicly held, trades above $1.50 bid for at least ten market days measured to the twelve-month anniversary of becoming Chairman.

The 100,000 options will all vest no later than four (4) years from the effective anniversary date of your assuming duties as Chairman of the Board or upon completion of the performance terms outlined in this letter.  The terms outlined in this Letter of Agreement are cancelled upon removal as Chairman of the Board.  Any shares that have vested per the terms outlined above will remain the property of Mr. Horsch and are exercisable under the terms of the option agreement.

Any disputes between MedicalCV and Mr. Larry Horsch are subject to binding arbitration with the American Arbitration Association located in Minneapolis, Minnesota.

If you agree with the terms outlined in this letter of understanding, please sign and date in the area below.

Agreed and Accepted	Agreed and Accepted

MedicalCV, Inc.	Lawrence L. Horsch

/s/ Blair P. Mowery	/s/ Lawrence L. Horsch
Date August 19, 2003	Date August 19, 2003